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                                                                Exhibit 3.1 (d)


                             ARTICLES OF AMENDMENT
                                       OF
                               NEORX CORPORATION

         Pursuant to RCW 23B.06.020, NeoRx Corporation, a Washington corporation, hereby states that the Designation of Rights and Preferences of Series 2 Convertible Preferred Stock attached hereto as Exhibit A duly adopted by the Board of Directors of the corporation on January 25, 1996.

         These Articles of Amendment are executed by said corporation by its duly authorized officer.

         DATED:  January 25, 1996
                                        NEORX CORPORATION

                                        By    /s/ Robert M. Littauer
                                              ----------------------------------
                                              Robert M. Littauer
                                              Senior Vice President
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                                                                       EXHIBIT A

                    DESIGNATION OF RIGHTS AND PREFERENCES OF
                      SERIES 2 CONVERTIBLE PREFERRED STOCK

         A series of Preferred Stock is hereby designated as Series 2 Convertible Preferred Stock which series shall consist of 50,000 shares, par value $.02 per share (the "Series 2 Shares"), and which shall have the rights, preferences, privileges and limitations as set forth below:

                           (1) Dividends. The holders of the Series 2 Shares shall be entitled to a dividend of eight percent (8%) per annum of the Stated Value (as defined below), on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the Series 2 Shares are outstanding). Dividends shall accrue from the date of issuance of the Series 2 Shares and shall be paid on each Series 2 Share at the time that such Series 2 Share is converted or redeemed. Dividends (including dividends payable to holders of Series 2 Shares as of the date such holder elects to convert the Series 2 Shares into Common Stock as provided in Section 2 below) may be paid at the Company's option in cash or Common Stock valued based on the Average Market Price (as defined below) of the Common Stock for the period of five (5) consecutive trading days ending on the trading day before the dividend payment dates or the date of conversion or redemption, as the case may be; provided, however, that in no event shall accrued dividends be paid in shares of Common Stock if, after giving effect to such distribution, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be aggregated with such holder for purposes of calculating beneficial ownership in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("Sections 13(d) and 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "Related Persons"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this proviso. The Company shall not issue any fraction of a share of Common Stock in payment of a dividend, but shall pay cash therefor. The Company shall, so long as any of the Series 2 Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall
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                 from time to time be sufficient to pay dividends hereunder.
                 Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.02 par value, as such stock exists immediately after the issuance of the Series 2 Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

                          "Average Market Price" of any security for any period
                 shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the National Association of Securities Dealers Automated Quotation National Market System (the "Nasdaq-NMS"), or, if the Nasdaq-NMS is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the Average Market Price shall be the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period or between the end of such period and the date of conversion or dividend payment, as applicable).

                          (2) Conversion of Series 2 Shares. The holders of the Series 2 Shares shall have the right, at their option, to convert the Series 2 Shares into shares of Common Stock on the following terms and conditions:

                                  (a)(i)   Each Series 2 share shall be
                 convertible at any time after the date of issuance (or, if such Series 2 Share is called for redemption, at any time up to and including, but not after, the close of business on the fifth full business day prior to the date filed for such redemption, unless default shall be made by the Company in providing the funds for the payment of the redemption price), into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock at the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided; provided, however, that in no event shall any holder be entitled to convert Series 2 Shares if, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). Each Series 2 Share shall have a value of One Hundred Dollars ($100) (the "Stated Value") for the purpose of such conversion.


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                                  (ii)     Commencing on the later of (A) 180
                 days after the date of original issue of Series 2 Shares or
                 (B) 90 days after the effective date of the Registration Statement (the "Registration Statement") filed by the Company pursuant to the Registration Rights Agreement between the Company and the original purchasers of the Series 2 Shares, the Company may at any time cause the automatic conversion of all outstanding Series 2 Shares pursuant to written notice to the holders given not less than 30 days and not more than 60 days prior to the date fixed in the notice. Any and all Series 2 Shares which have not been previously converted by the holders shall be automatically converted into shares of Common Stock as provided in Section (2)(a)(i) at the close of business on the date fixed in such notice, at the Conversion Price which is eighty-three percent (83%) (the "Conversion Percentage") of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of automatic conversion; provided, however, that in no event shall the Conversion Price be an amount more than one hundred ten percent (110%) of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of original issue of Series 2 Shares. The Conversion Price Floor described in Section (2)(b) shall not be applicable to an automatic conversion pursuant to this Section (2)(a)(ii).

                                  (b)      The Conversion Price shall be
                 eighty-three percent (83%) of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date the Conversion Notice (as defined below) is received by the Company, subject to adjustment as provided herein; provided, however, in no event shall the Conversion Price be an amount less than $4.41 per share of Common Stock (the "Conversion Price Floor") or more than one hundred ten percent (110%) of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the issuance of the Series 2 Shares.

                                  (c)      If the Company shall consolidate
                 with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Series 2 Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which


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                 a holder of the number of shares of Common Stock delivered upon conversion of such Series 2 Share would have been entitled upon such Major Transaction, had the holder of such Series 2 Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; provided, however, that during the period commencing on the date of original issue of Series 2 Shares and ending on the later of (A) 180 days after the date of original issue of Series 2 Shares or (B) 90 days after the effective date of the Registration Statement, the Company shall not consummate a Major Transaction without the approval of the holders of a majority of the outstanding Series 2 Shares, unless (A) the Resulting Securities (or the securities into which the Resulting Securities are immediately convertible without the payment of additional consideration) are, at the date of the giving of the notice referred to in clause (B) below, listed or included for quotation on NASDAQ-NMS, the New York Stock Exchange or the American Stock Exchange (and are, at the date of the giving of such notice, reasonably expected to continue to be so listed or included for quotation for at least the six (6) month period subsequent to the closing of the Major Transaction); and (B) the Company gives such holder notice of such Major Transaction at least thirty (30) trading days prior to the closing thereof (excluding any trading days that sales cannot be made pursuant to the Registration Statement for any reason); provided, further, that in any event the Company shall give the holders of the Series 2 Shares written notice of any Major Transaction not less than 30 days prior to its consummation.

                                  (d)      The Company shall not issue any
                 fraction of a share of Common Stock upon any conversion, but shall pay cash therefor at the Conversion Price then in effect multiplied by such fraction.

                                  (e) On presentation and surrender to the Company (or at any office or agency maintained for the transfer of the Series 2 Shares) of the certificates of Series 2 Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank (a "Conversion Notice"), with signatures guaranteed, the holder of such Series 2 Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and


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                 nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Series 2 Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

                                  (f) The Company shall, so long as any of the Series 2 Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series 2 Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series 2 Shares then outstanding.

                                  (g)      The Company shall pay any and all
                 taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series 2 Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Series 2 Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

                          (3) Voting Rights. Holders of Series 2 Shares shall have no voting rights, except as required by law.

                          (4) Redemption. The Company may, at any time subsequent to ninety (90) days after the issuance of the Series 2 Shares, redeem the whole or any part of the Series 2 Shares then outstanding at a redemption price of One Hundred Twenty Dollars and Fifty Cents ($120.50) per Series 2 Share, plus in each case a sum equal to all accrued and unpaid dividends thereon through the date fixed for redemption, in accordance with the following redemption procedures:

                                  (a)      In case of redemption of only part
                 of the Series 2 Shares at any time outstanding, the Company shall designate the amount of Series 2 Shares so to be redeemed and shall redeem


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                 such Series 2 Shares on a pro rata basis.  Subject to the
                 limitations and provisions herein contained, the Board of Directors shall have the power and authority to prescribe the terms and conditions upon which the Series 2 Shares shall be redeemed from time to time.

                                  (b)      Notice of every redemption shall be
                 given by mail to every holder of record of any Series 2 Shares then to be redeemed, at least thirty (30), but no more than ninety (90), days prior to the date fixed as the date for the redemption thereof, at the respective addresses of such holders as the same shall appear on the stock transfer books of the Company. The notice shall state that the Series 2 Shares shall be redeemed by the Company at the redemption price specified above, upon the surrender for cancellation, at the time and place designated in such notice, of the certificates representing the Series 2 Shares to be redeemed, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment and transfer in blank, with signatures guaranteed, and bearing all necessary transfer tax stamps thereto affixed and cancelled. On and after the date specified in the notice described above, each holder of Series 2 Shares called for redemption shall be entitled to receive therefor the specified redemption price upon presentation and surrender at the place designated in such notice of the certificates for Series 2 Shares called for redemption, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, with signatures guaranteed, and bearing all necessary transfer tax stamps thereto affixed and cancelled.

                          (c)     If the Company shall give notice of
                 redemption as aforesaid (and unless the Company shall fail to pay the redemption price of the Series 2 Shares presented for redemption in accordance with such notice), all Series 2 Shares called for redemption shall be deemed to have been redeemed on the date specified in such notice, whether or not the certificates for such Series 2 Shares shall be surrendered for redemption, and such Series 2 Shares so called for redemption shall from and after such date cease to represent any interest whatsoever in the Company or its property, and the holders thereof shall have no rights other than the right to receive such redemption price without any interest thereof from and after such date.

                          (5) Liquidation, Dissolution, Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up


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                 of the Company, the holders of the Series 2 Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings, available for distribution to its stockholders (the "Series 2 Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Series 2 Share plus any accrued and unpaid dividends, provided that, if the Series 2 Funds are insufficient to pay the full amount due to the holders of Series 2 Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series 2 Shares as to payments of Series 2 Funds (the "Pari Passu Shares"), then each holder of Series 2 Shares and Pari Passu Shares shall receive a percentage of the Series 2 Funds equal to the full amount of Series 2 Funds payable to such holder as a percentage of the full amount of Series 2 Funds payable to all holders of Series 2 Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.
                 Neither the consolidation nor merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series 2 Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

                          (6) Series 2 Rank. All shares of Common Stock shall be of junior rank to all Series 2 Shares in respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series 2 Shares. The Series 2 Shares shall rank junior to the Company's Convertible Exchangeable Preferred Stock, Series 1 in respect of dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company. The Company may authorize and issue additional or other preferred stock which is of equal rank with the Series 2 Shares in respect of the preferences as to dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Series 2 Shares shall maintain their relative powers, designations and preferences provided for herein.


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                          (7)     Vote to Change the Terms of Series 2 Shares.
                 The affirmative vote at a meeting duly called for such purpose of the written consent without a meeting of the holders of the not less than two-thirds (2/3) of the then outstanding Series 2 Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series 2 Shares.

                          (8) Amendments Upon Conversion or Redemption of Outstanding Series 2 Shares. When, as a result of the conversion or redemption of the Series 2 Shares, no Series 2 Shares remain outstanding, the Board of Directors may, at its discretion and without a vote of the shareholders of the Company, withdraw this Designation in its entirety by providing for the filing of the applicable amendment or restatement of the Company's Restated Articles of Incorporation, and the Series 2 Shares designated hereby shall thereby return to the status of authorized but unissued and undesignated shares of Preferred Stock of the Company.


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